Exhibit 10.31

[To be printed on Toys “R” Us Letterhead]

DATE:
TO:
FROM: Edward T. Redling, Vice President Total Rewards
SUBJECT: Amendment to Initial MEP Options

You currently hold outstanding options to purchase _________ shares of common stock of
Toys “R” Us, Inc. that were granted to you on July 21, 2005 pursuant to the Toys “R” Us, Inc. 2005 Amended and Restated Management Equity Plan. These options, which were scheduled to expire on July 21, 2015 (the “Initials MEP Options”), are currently “underwater” (i.e., the grant price of $______ exceeds the current $________Fair Market Value of the Company’s stock).

In recognition of your long service and dedication to the Company as well as your expected future contributions to our success, the Board of Directors has approved an amendment to your Initial MEP Options to extend the expiration date to August 6, 2017. Because this amendment is favorable to you, it does not require your consent and became effective automatically as of November 14, 2013. Your Initial MEP Options remain fully vested, and the other terms of your Initial MEP Option remain unchanged.

If you have any questions about this change, please contact Jennifer Sansone at
973-617-_________.